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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-80199, No. 333-78923, No. 333-78923 and No. 333-41086 on Forms S-8, Form
S-1, Form S-4 and Form S-8, respectively, of Samuels Jewelers, Inc. ("Successor Company") of our report dated August 28, 2000, which report expresses an unqualified opinion and includes an explanatory paragraph regarding AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods, appearing in and incorporated by reference in this Annual Report on Form 10-K of Samuels Jewelers, Inc. for the year ended June 3, 2000.


Deloitte & Touche LLP


Dallas, Texas
August 28, 2000